MANAGEMENT PROXY CIRCULAR

2004 ANNUAL
SHAREHOLDERS’ MEETING

JUNE 24, 2004 AT 4:00 P.M.

Your Participation is Important – Please Take a Minute to Vote.

Voting Instructions on Pages 6 and 7.

TABLE OF CONTENTS

Letter from the Chairman and the President and Chief Executive Officer

3

Notice of 2004 Annual Meeting

4

Solicitation of Proxies

5

Appointment and Revocation of Proxies

5

Voting by Registered Shareholders

6

Voting by Non-Registered Shareholders

6

Exercise of Discretion by Proxies

7

Record Date

7

Voting Securities and Principal Holders Thereof

7

Normal Course Issuer Bid

8

Documents Available upon Request

8

Executive Compensation

9

Summary Compensation Table

9

Employment Arrangements

10

Share Incentive Plan

11

Retirement Arrangements

13

Deferred Share Unit Plan

14

Executive Benefit Plan

14

Composition of the Compensation Committee

14

Compensation Committee Report on Executive Compensation

15

Indebtedness of Directors, Executive Officers and Senior Officers

17

Compensation of Directors

18

Shareholder Return Performance Graph

18

Interest of Management and Others in Material Transactions

19

Statement of Corporate Governance Practices

20

Business of the Meeting

20

Presentation of Financial Statements

20

Election of Directors

20

Appointment of Auditor

24

General Information

24

Dundee Bancorp    2   Management Proxy Circular

Dear Shareholder:

You are invited to attend our Annual Shareholders’ Meeting which will be held at:

Metro Toronto Convention Centre

Constitution Hall Room 105

255 Front Street West

Toronto, Ontario

on Thursday, June 24, 2004 at 4:00 p.m. (Toronto time).

The items of business to be acted upon are included in the Notice of 2004 Annual Meeting of Shareholders and accompanying Circular.  Following the custom of past annual meetings, we will also review our business operations and will be answering your questions following the formal part of the meeting.

Your participation in Dundee Bancorp’s business is important.  This year, we are making it easy for you to vote, by using either the telephone, Internet, mail, facsimile or by coming to the meeting in person.

Please consult the attached Circular which contains all of the information you need about the meeting and how to exercise your right to vote.  Your vote does count.

Sincerely yours,

Harold P. (Sonny) Gordon

Ned Goodman

Chairman

President and Chief Executive Officer

This Circular, as well as our 2003 Annual Report and quarterly financial information, are posted on our website (www.dundeebancorp.com), along with other information regarding Dundee Bancorp.

May 5, 2004

Dundee Bancorp    3   Management Proxy Circular

55TH FLOOR

40 KING STREET WEST

TORONTO, ONTARIO

M5H 4A9

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the shareholders of DUNDEE BANCORP INC. (the “Corporation”) will be held in the Constitution Hall Room 105 of the Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario M5V 2W6 on Thursday, June 24, 2004 at 4:00 p.m. (Toronto time), for the following purposes:

1.

to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2003, together with the auditor’s report thereon;

2.

to elect the directors of the Corporation for the ensuing year;

3.

to appoint the auditor of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix the remuneration of the auditor; and

4.

to transact such other business as may properly come before the Meeting or any adjournment thereof.

DATED at Toronto, Ontario as of the 5th day of May, 2004.

By Order of the Board

Daniella E. Dimitrov

Vice President and General Counsel

We ask that you promptly sign, date and return the enclosed proxy in the enclosed return envelope if it is not your intention to be present at the Meeting.  All instruments appointing proxies to be used at the Meeting, or at any adjournment thereof, must be deposited with Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 or via facsimile at (416) 263-9524 or 1-866-249-7775 prior to 5:00 p.m. (Toronto time) on June 23, 2004 (see ”Appointment and Revocation of Proxies” on page 5 and “Registered Shareholders” and “Non-Registered Shareholders” on page 6 for voting instructions).  Instruments appointing proxies not so deposited may not be voted at the Meeting or any adjournment thereof.

Dundee Bancorp     4   Management Proxy Circular

MANAGEMENT PROXY CIRCULAR

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This management proxy circular (“Management Proxy Circular”) is furnished in connection with the solicitation of proxies by the management and directors of DUNDEE BANCORP INC. (the “Corporation”) to be used at the annual meeting of the shareholders of the Corporation (the “Meeting”) to be held in the Constitution Hall Room 105 of the Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario M5V 2W6 on Thursday, June 24, 2004 at 4:00 p.m. (Toronto time) and at any adjournments thereof.

The Corporation will bear the cost of soliciting proxies.  Proxies may be solicited by mail and the directors, officers or employees of the Corporation may solicit proxies personally, by telephone or by telecopier.  None of these individuals will receive extra compensation for such efforts.  The Corporation has also engaged D.F. King & Co. Inc. to solicit proxies on behalf of management and the directors of the Corporation.  A fee of US$5,500 and reasonable expenses incurred in soliciting proxies by D.F. King & Co. Inc. will be borne by the Corporation.  The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of class A subordinate voting shares (“Subordinate Voting Shares”) and class B common shares (“Common Shares”) of the Corporation (the Subordinate Voting Shares and the Common Shares are, hereinafter, collectively referred to as the “Shares”) and obtaining proxies therefrom.

No person is authorized to give any information or to make any representation other than those contained in this Management Proxy Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation.  The delivery of this Management Proxy Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Management Proxy Circular.

APPOINTMENT AND REVOCATION OF PROXIES

THE PERSONS NAMED IN THE FORM OF PROXY ACCOMPANYING THIS MANAGEMENT PROXY CIRCULAR ARE DIRECTORS AND/OR SENIOR OFFICERS OF THE CORPORATION.  A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER), OTHER THAN THE PERSONS SPECIFIED IN SUCH FORM OF PROXY, TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER AT THE MEETING AND AT ANY ADJOURNMENT THEREOF.  SUCH RIGHT MAY BE EXERCISED BY EITHER STRIKING OUT THE NAMES OF THE PERSONS SPECIFIED IN THE FORM OF PROXY AND INSERTING THE NAME OF THE PERSON TO BE APPOINTED IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY, OR BY COMPLETING ANOTHER FORM OF PROXY AND, IN EITHER CASE, DELIVERING THE COMPLETED AND EXECUTED FORM OF PROXY TO COMPUTERSHARE TRUST COMPANY OF CANADA IN TIME FOR USE AT THE MEETING IN THE MANNER SPECIFIED IN THE NOTICE OF THE MEETING WHICH ACCOMPANIES THIS MANAGEMENT PROXY CIRCULAR.  A shareholder cannot appoint a person to vote his or her Shares other than the persons whose printed names appear on the form of proxy if the shareholder decides to vote by telephone.  It is important to ensure that any other person that is appointed is attending the Meeting and is aware that his or her appointment has been made to vote the Shares of the shareholder.  Proxyholders should, at the Meeting, present themselves to a representative of Computershare Trust Company of Canada (“Computershare”).

Any shareholder of the Corporation who executes and returns a form of proxy may revoke it at any time prior to use by:  (i) depositing an instrument in writing or transmitting an instrument by telephone or electronic means executed in writing or by electronic signature by such shareholder or such shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof properly authorized, either at the registered office of the Corporation or with Computershare at any time up to and including the last business day preceding the Meeting or any adjournment thereof; (ii) depositing such instrument in writing with the Chairman of the Meeting on the day of, and prior to the start of, the Meeting or any adjournment thereof; or (iii) in any other manner permitted by law.  See also “Voting by Non-Registered Shareholders” with respect to the revocation of a form of proxy by a non-registered shareholder of the Corporation.

Dundee Bancorp     5   Management Proxy Circular

VOTING BY REGISTERED SHAREHOLDERS

Voting by Proxy

Registered shareholders can vote their Shares by proxy in the following four ways:

  by telephone by calling the separate telephone numbers set out in the form of proxy included with this Management Proxy Circular for holders of Subordinate Voting Shares and for holders of Common Shares from a touch-tone phone and following the instructions set out on the proxy form (the required access codes being the holder account number and proxy access number found on the respective enclosed proxy form);

  on the Internet at www.computershare.com/ca/proxy by following the instructions set out on the proxy form (the required access codes being the holder account number and proxy access number found on the respective enclosed proxy form);

  by mail by completing, dating and signing the enclosed proxy form and returning same to Computershare in the envelope provided; and

  by fax by completing, dating and signing the enclosed proxy form and forwarding same by fax to Computershare at (416) 263-9524 or 1-866-249-7775.

Proxies must be received by no later than 5:00 p.m. (Toronto time) on Wednesday, June 23, 2004 or, in the case of any adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment of the Meeting.

Voting by Attending the Meeting in Person

Registered shareholders who wish to vote their Shares in person at the Meeting should not complete or return their proxy form and should present themselves to a representative of Computershare at the Meeting.

VOTING BY NON-REGISTERED SHAREHOLDERS

Non-registered shareholders are shareholders who hold Shares in the name of an intermediary (such as a securities broker, trust company or other financial institution).

Voting by Providing Instructions to the Intermediary

Non-registered shareholders should follow the directions of their intermediaries with respect to the procedures to be followed for voting their Shares.  These procedures generally allow voting in the following four ways:

  by telephone at 1-800-474-7493 by following the instructions set out on the proxy form (the required access code being the control number found on the enclosed proxy form);

  on the Internet at www.proxyvotecanada.com by following the instructions set out on the proxy form (the required access code being the control number found on the enclosed proxy form);

  by mail in accordance with the instructions found on the enclosed proxy form; or

  by fax in accordance with the instructions found on the enclosed proxy form.

Non-registered shareholders must not use the fax number or mailing address of Computershare provided in this Management Proxy Circular as these are reserved for registered shareholders and should instead use the information provided by the intermediary.  If a non-registered shareholder of the Corporation who has voted his or her Shares by following the directions of the intermediary wishes to revoke his or her vote, such shareholder must contact his or her intermediary to determine the procedure to be followed.

Proxies must be received by no later than 5:00 p.m. (Toronto time) on Wednesday, June 24, 2004 or, in the case of any adjournment of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the adjournment of the Meeting.

Dundee Bancorp     6   Management Proxy Circular

Voting by Attending the Meeting in Person

The Corporation does not have access to the names and shareholdings of its non-registered shareholders.  Therefore, if a non-registered shareholder of the Corporation wishes to attend the Meeting and vote in person at the Meeting, he or she should insert his or her own name in the space provided on the form of proxy or request for voting instructions sent to the non-registered shareholder by the intermediary and then follow the signing and return instructions provided by the intermediary to appoint himself or herself as a proxyholder.  As the non-registered shareholder will be attending the Meeting in person, he or she should not otherwise complete the form of proxy or request for voting instructions sent by the intermediary.  Non-registered shareholders who instruct their intermediary to appoint them as proxyholders should, at the Meeting, present themselves to a representative of Computershare.

EXERCISE OF DISCRETION BY PROXIES

All properly executed forms of proxy, not previously revoked, will be voted or withheld from voting on any ballot taken at the Meeting in accordance with the instructions contained therein.  FORMS OF PROXY CONTAINING NO INSTRUCTIONS REGARDING THE MATTERS SPECIFIED THEREIN WILL BE VOTED IN FAVOUR OF SUCH MATTERS.  IN THE EVENT, NOT PRESENTLY ANTICIPATED, THAT ANY OTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF AND IS SUBMITTED TO A VOTE, THE FORM OF PROXY MAY BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED THEREIN.  THE FORM OF PROXY ALSO CONFERS DISCRETIONARY AUTHORITY IN RESPECT OF AMENDMENTS TO, OR VARIATIONS IN, ALL MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

RECORD DATE

The directors of the Corporation have fixed May 5, 2004 as the record date for the determination of shareholders of the Corporation entitled to receive notice of the Meeting.  Only shareholders of the Corporation of record at the close of business on such record date will be entitled to vote at the Meeting, and at all adjournments thereof, except to the extent that a shareholder has transferred any Shares after the record date and the transferee of those Shares (i) produces properly endorsed share certificates, or (ii) otherwise establishes that such transferee owns the Shares and requests not later than ten days before the Meeting that the name of such transferee be included in the list of shareholders of the Corporation entitled to vote at the Meeting, in which case the transferee is entitled to vote at the Meeting and at all adjournments thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of May 5, 2004, there were issued and outstanding 24,233,758 Subordinate Voting Shares and 1,049,193 Common Shares.  Each Subordinate Voting Share has the right to one vote and each Common Share has the right to 100 votes on each matter to be voted on at the Meeting.  Except as otherwise noted in this Management Proxy Circular, a simple majority of votes cast at the Meeting, whether in person, by proxy or otherwise, will constitute approval of the matter submitted to a vote.

Ned Goodman, the President and Chief Executive Officer of the Corporation, owns in aggregate, directly and indirectly, 878,562 Common Shares, which includes 166,935 Common Shares under options, and 1,432,738 Subordinate Voting Shares, which includes 559,000 Subordinate Voting Shares under options.  These holdings represent 83.7% of the Common Shares and 5.8% of the Subordinate Voting Shares and collectively a 68.8% voting interest assuming the exercise of such options.

Jodamada Corporation, a private company, owned by the adult children of Ned Goodman, owns 2,983,503 Subordinate Voting Shares and 140,299 Common Shares, representing 12.3% and 13.4% of each class, respectively, and collectively a 13.1% voting interest.

Dundee Bancorp     7   Management Proxy Circular

AIC Limited has reported that, through managed accounts, it holds, in aggregate, 4,951,800 Subordinate Voting Shares representing 20.4% of the class and a 3.8% voting interest.

Private Capital Management, LP has reported that, through managed accounts, it holds, in aggregate, 5,327,862 Subordinate Voting Shares representing 21.99% of the class and a 4.1% voting interest.

Other than as set out above, to the knowledge of the directors and senior officers of the Corporation, no person beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Corporation.

The share provisions of the Corporation provide “coat-tail” protection to the holders of Subordinate Voting Shares.  In the event an offer to purchase Common Shares is made which must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Common Shares are listed, be made to all or substantially all of the holders of Common Shares, each Subordinate Voting Share will be convertible at the option of the holder into one Common Share at any time from the day the offer is made until:  (a) in the case of an offer other than an offer made through the facilities of a stock exchange, the latest time for deposit of Common Shares under the offer, and (b) in the case of an offer made through the facilities of a stock exchange on which the Common Shares are listed, 12:30 p.m., Toronto time, on the business day immediately preceding the last date upon which holders of Common Shares may accept the offer.  The right of conversion into Common Shares will not come into effect if an identical offer in terms of price per share, percentage of shares to be taken up and other essential terms is made to purchase Subordinate Voting Shares concurrently with the offer to purchase Common Shares.  All Subordinate Voting Shares so converted into Common Shares will be automatically reconverted into Subordinate Voting Shares immediately after the Common Shares are taken up and purchased under the offer or immediately after the Subordinate Voting Shares are released to the holder thereof.

Subordinate Voting Shares will be automatically converted into Common Shares in the case of an exempt take-over bid for Common Shares at a price per Common Share exceeding 115% of the trading price of the Subordinate Voting Shares by an offeror (other than certain exempt persons) acquiring shares of the Corporation such that the offeror holds voting shares of the Corporation having attached thereto 50% or more of the votes attached to all of the then outstanding voting shares of the Corporation.

NORMAL COURSE ISSUER BID

On March 26, 2004, the Corporation filed with The Toronto Stock Exchange (the “TSX”), and the TSX has accepted, a notice of intention to make a normal course issuer bid to purchase for cancellation up to 1,209,969 Subordinate Voting Shares, representing approximately 5% of the then issued and outstanding Subordinate Voting Shares.  Purchases of Subordinate Voting Shares under the normal course issuer bid were permitted to commence on April 1, 2004 and will terminate no later than March 31, 2005.  Any Subordinate Voting Shares so purchased will be purchased through the facilities of the TSX and the price paid will be the market price at the time of purchase.  Purchases will be made at such times as the Corporation believes that the market price of the Subordinate Voting Shares does not reflect their underlying value.  As of May 5, 2004, no Subordinate Voting Shares have been purchased under the current normal course issuer bid.  The Corporation purchased 283,801 of the 1,212,583 Subordinate Voting Shares it was permitted to purchase by the TSX for cancellation under its previous normal course issuer bid which expired on March 31, 2004.  The Corporation was in a black-out in respect of purchases under this previous normal course issuer bid during the majority of 2003 as a result of the Corporation’s major subsidiary, Dundee Wealth Management Inc. (“Dundee Wealth”), completing or entering into an agreement to complete certain acquisitions and an equity financing.

DOCUMENTS AVAILABLE UPON REQUEST

A copy of the following documents will be made available to any person upon request to the Secretary of the Corporation:  (a) the most recent annual information form of the Corporation, together with any documents incorporated by reference therein; (b) the most recent annual report of the Corporation; (c)

Dundee Bancorp     8   Management Proxy Circular

any interim financial statements of the Corporation filed subsequent to December 31, 2003; and (d) the management proxy circular of the Corporation in respect of the most recent annual meeting of the shareholders of the Corporation.  The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Corporation.

EXECUTIVE COMPENSATION

The following table (presented in accordance with the regulation (the “Regulation”) made under the Securities Act (Ontario)) sets forth all annual and long term compensation for services in all capacities to the Corporation and its subsidiaries for the financial years ended December 31, 2003, 2002 and 2001 (to the extent required by the Regulation) in respect of each of the individuals who were, at December 31, 2003, the Chief Executive Officer, the other four most highly compensated executive officers of the Corporation and those individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as officers of the Corporation at December 31, 2003 (collectively the “Named Executive Officers”).  As of May 5, 2004, the Corporation owned an approximate 67% equity interest in Dundee Wealth and certain of the Named Executive Officers also provide services to Dundee Wealth and certain of its subsidiaries.  The following disclosure includes, as required, compensation paid to certain of the Named Executive Officers by Dundee Wealth and certain of its subsidiaries where indicated.  For details with respect to all of the compensation paid to such Named Executive Officers in respect of services provided to Dundee Wealth, please see the management proxy circular dated May 5, 2004 of Dundee Wealth for the financial year ended December 31, 2003 (the “Dundee Wealth Circular”).

Summary Compensation Table

Annual Compensation
Name and Principal Position at December 31, 2003 (1)	Year	Salary Allocated to Dundee Bancorp ($) (2)	Salary Allocated to Dundee Wealth ($) (2)	Bonus Allocated to Dundee Bancorp ($) (2)	Bonus Allocated to Dundee Wealth ($) (2)	Other Annual Compen-sation ($) (3) (4)	Securities Under Options Granted (#) (5)	All Other Compen- sation ($) (6)
Ned Goodman President and Chief Executive Officer, Dundee Bancorp and Chairman, President and Chief Executive Officer, Dundee Wealth	2003 2002 2001	250,000 250,000 250,000	600,000 250,000 250,000	1,700,000 250,000 0	1,000,000 250,000 0	69,500 54,000 39,700	0 0 0	16,838 6,750 3,375
Garth A.C. MacRae Vice Chairman, Dundee Bancorp	2003 2002 2001	300,000 300,000 300,000	0 0 0	200,000 100,000 0	0 0 0	86,125 77,718 59,321	0 0 0	45,566 231,218 31,109

Donald K. Charter

Chairman, President and Chief Executive Officer, Dundee Securities Corporation, Chairman and Chief Executive Officer, Dundee Private Investors Inc., Executive Vice President, Dundee Bancorp and Dundee Wealth

	2003 2002 2001	50,000 40,000 100,000	450,000 360,000 300,000	100,000 40,000 0	900,000 360,000 0	739,136 40,225 43,724	0 0 0	5,718 39,699 7,222
David Goodman President and Chief Executive Officer, Goodman & Company, Investment Counsel Ltd., Executive Vice President, Dundee Bancorp and Dundee Wealth	2003 2002 2001	50,000 0 0	450,000 400,000 400,000	100,000 0 0	1,117,988 400,000 404,654	295,500 0 0	0 0 0	5,606 40,032 6,750
Joanne Ferstman Executive Vice President and Chief Financial Officer, Dundee Bancorp and Dundee Wealth	2003 2002 2001	187,500 162,500 346,029	187,500 162,500 0	337,500 162,500 0	337,500 162,500 0	61,772 4,339 9,544	0 0 50,000	19,335 27,138 24,163

Dundee Bancorp     9   Management Proxy Circular

(1)

Mr. Ned Goodman is also the Chairman, President and Chief Executive Officer of DWM Inc. and the Chairman of Goodman & Company, Investment Counsel Ltd.  Mr. MacRae retired as Vice Chairman of the Corporation effective March 22, 2004.  Each of Mr. Charter and Mr. David Goodman is also an Executive Vice President of DWM Inc.  Ms. Ferstman is also an Executive Vice President and the Chief Financial Officer of DWM Inc.

(2)

For the financial years ended December 31, 2003, 2002 and 2001, denotes salary or bonus, as applicable, paid to each such Named Executive Officer for his or her services both as an executive officer of the Corporation and its subsidiaries and with respect to his or her functions with Dundee Wealth, a subsidiary of the Corporation and its subsidiaries, where applicable.  The bonus paid to Mr. David Goodman in 2003 also includes a bonus earned in connection with the performance of a subsidiary of the Corporation.  Messrs. Ned Goodman, Don Charter, David Goodman and Ms. Ferstman have also been granted bonuses with respect to the financial year ended December 31, 2003 in the amounts of $675,000, $50,000, $50,000 and $168,750, respectively, to be paid by the Corporation in cash, Subordinate Voting Shares or deferred units under the Corporation’s deferred share unit plan and $675,000, $450,000, $450,000 and $168,750, respectively, to be paid by Dundee Wealth in cash, common shares or in units under its deferred share unit plan on January 1, 2007 provided that they remain employees of the Corporation or affiliates until such date.

(3)

Taxable benefits did not exceed minimum threshold disclosure levels for any of the Named Executive Officers in 2003, 2002 or 2001.  In respect of Mr. Ned Goodman, the figures provided represent directors’ fees paid by the Corporation and Dundee Wealth.  In respect of Mr. MacRae, the figures provided represent an imputed interest benefit on an employee loan from the Corporation and directors’ fee paid by the Corporation and Dundee Wealth.  In respect of Mr. Charter, the figures provided represent an imputed interest benefit on an employee loan from the Corporation and directors’ fees paid by Dundee Wealth.  In respect of Mr. David Goodman’s, the figures provided represent directors’ fees paid by Dundee Wealth.  In respect of Ms. Ferstman, the figures provided represent an imputed interest benefit on an employee loan from the Corporation.  See “Indebtedness of Directors, Executive Officers and Senior Officers” for additional information on the employee loans.  See “Compensation of Directors” below and in the Dundee Wealth Circular for additional information on directors’ fees payable by the Corporation and Dundee Wealth.

(4)

As part of long-term incentive compensation, Dundee Wealth issued common shares under its share bonus plans to certain of the Named Executive Officers as follows:  125,000 common shares with a value of $687,500 on January 1, 2003 and 125,000 common shares with a value of $1,006,250 on January 1, 2004 to Mr. Charter, 50,000 common shares with a value of $275,000 on January 1, 2003 and 50,000 Common Shares with a value of $402,500 on January 1, 2004 to Mr. David Goodman.  As part of long-term incentive compensation, the Corporation issued 2,500 Subordinate Voting Shares with a value of $31,450 on January 1, 2003 and 2,500 Subordinate Voting Shares with a value of $56,125.  The values of the shares issued in 2002 and 2003 by the Corporation and Dundee Wealth are included in the table, however, the values of the shares issued in 2004 by the Corporation or Dundee Wealth are not included in the table as it occurred after December 31, 2003.  Dundee Wealth has also agreed to issue common shares to certain of the Named Executive Officers as follows:  25,000 and 12,500 issuable on each of January 1, 2005 and January 1, 2006 to Mr. David Goodman and Ms. Ferstman, respectively, and 200,000, 50,000, 50,000 and 25,000 to be issued to Mr. Ned Goodman, Mr. Charter, Mr. David Goodman and Ms. Ferstman, respectively, in equal amounts over five years commencing on January 1, 2005 and ending on January 1, 2009.  See the Dundee Wealth Circular for additional details.

(5)

Options granted under the Corporation’s share incentive plan.  See “Share Incentive Plan” below.  On April 7, 2004, 300,000, 10,000, 25,000, 25,000 and 50,000 options to purchase Subordinate Voting Shares at $27.51 per Subordinate Voting Share were granted to Mr. Ned Goodman, Mr. MacRae, Mr. Charter, Mr. David Goodman and Ms. Ferstman.  All of the Named Executive Officers have been granted options to purchase common shares of Dundee Wealth.  The Dundee Wealth Circular discloses additional details with respect to such option grants.

(6)

The amount for the years ended December 31, 2003, 2002 and 2001, represents a contribution by the Corporation or a subsidiary thereof to a registered retirement savings plan specified by the Named Executive Officer pursuant to a group retirement savings plan in which certain employees of the Corporation and of certain subsidiaries thereof are eligible to participate.  The amount for the years ended December 31, 2003, 2002 and 2001, also represents the matching contribution paid by the Corporation or a subsidiary thereof on behalf of the Named Executive Officer to the Share Purchase Plan of the Corporation or of Dundee Wealth.  See the Dundee Wealth Circular for amounts paid by Dundee Wealth.  In respect of Mr. MacRae, the figure provided for 2002 also includes a payment of $200,000 in connection with Mr. MacRae’s retirement arrangements.  See “Retirement Arrangements” below.  In connection with entering into an employment arrangement with the Corporation and in addition to the amounts shown in the table, Mr. Charter was issued 27,000 Subordinate Voting Shares with a value of $455,760 in 2001.  Mr. Charter was previously granted an option to acquire from the Corporation 250,000 common shares of Dundee Realty Corporation.  Mr. Charter was required to exercise this option in 2003 as a result of the Corporation completing its acquisition of Dundee Realty Corporation on June 30, 2003 by way of plan of arrangement.  Pursuant to the arrangement, the commercial real estate business of Dundee Realty Corporation was organized into Dundee Real Estate Investment Trust, a newly created, publicly traded real estate investment trust.  Accordingly, in addition to the amounts shown in the table in respect of 2003, Mr. Charter received a cash payment of $2,900,000 from the Corporation on the exercise of such option.  See also “Employment Arrangements” below with respect to Mr. Charter.

Dundee Bancorp     10   Management Proxy Circular

Employment Arrangements

Mr. Don Charter joined the Corporation in January 1996 as an Executive Vice-President.  He has had many duties within the Corporation and its subsidiaries and has performed in an exemplary manner.  In 2001, the Corporation and Mr. Charter entered into an agreement with respect to his positions within the Corporation and its subsidiaries.  In partial connection with this agreement, Mr. Charter was issued 27,000 Subordinate Voting Shares in 2001.

Pursuant to this agreement, Mr. Charter is paid an annual base salary of $500,000 reviewed annually and is entitled to discretionary bonuses.  In the event of an involuntary termination of Mr. Charter’s employment for any reason or if there is a change of control or direction of the Corporation, he will be entitled to a payment of two years’ income with a minimum payment of $1,500,000.  Mr. Charter’s outstanding options to purchase Subordinate Voting Shares and common shares of Dundee Wealth will vest immediately and will remain outstanding for a period of three years following termination under any circumstances, subject to regulatory approval.  Likewise, all of his bonus shares arrangements in the Corporation and Dundee Wealth will vest immediately.

In addition, in April 2001, Mr. Charter was granted an option to acquire from the Corporation 1,000,000 common shares of Eurogas Corporation (“Eurogas”) at an exercise price of $0.40 per share for a period of ten years.  In 2004, following the completion of a reorganization by Eurogas, Mr. Charter’s Eurogas option was converted into an option to acquire 1,000,000 common shares of Eurogas at $0.38 and an option to acquire 200,000 common shares of Great Plains Exploration Inc. at $0.10 which Mr. Charter subsequently exercised.  The Corporation, at its discretion, may satisfy Mr. Charter’s future value of the optioned shares in a number of ways including the issue to Mr. Charter of Subordinate Voting Shares.  Mr. Charter has certain obligations to the Corporation with respect to the voting rights of these optioned shares if, and when exercised, the Corporation chooses to transfer such shares to Mr. Charter.

Share Incentive Plan

The share incentive plan of the Corporation (the “Share Incentive Plan”) is designed to advance the interests of the Corporation by encouraging employees and directors of the Corporation and affiliates thereof, which may be designated from time to time under the Share Incentive Plan, to hold equity in the Corporation through the acquisition of Subordinate Voting Shares.  The Share Incentive Plan consists of a share purchase plan, a share bonus plan and a share option plan.

The maximum number of Subordinate Voting Shares issuable to insiders pursuant to the Share Incentive Plan and any other share compensation arrangements, within a one-year period, shall not exceed 10% of the total number of Subordinate Voting Shares then outstanding.  The maximum number of Subordinate Voting Shares issuable to any one insider and such insider’s associates pursuant to the Share Incentive Plan and any other share compensation arrangements, within a one-year period, shall not exceed 5% of the total number of Subordinate Voting Shares then outstanding.

Share Purchase Plan

The share purchase plan comprising part of the Share Incentive Plan (the “Share Purchase Plan”) permits eligible participants, who are designated from time to time and elect to participate in the Share Purchase Plan, to contribute to the Share Purchase Plan up to the amount established from time to time in accordance with the Share Incentive Plan, which amount may not exceed 10% of the basic annual remuneration of the participant or such other maximum amount to be determined in accordance with the Share Incentive Plan.  The Corporation may match up to the full amount of each participant’s contribution to the Share Purchase Plan.  Under the Share Purchase Plan (i) Subordinate Voting Shares may be issued to each participant from treasury having a value equal to the aggregate amount contributed to the Share Purchase Plan by the participant and the Corporation in respect of such participant (the “Treasury Alternative”), or (ii) Subordinate Voting Shares may be issued to each participant from treasury having a value equal to the amount contributed to the Share Purchase Plan by the participant and Subordinate Voting Shares may be purchased on the open market having a value equal to the amount contributed to

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the Share Purchase Plan by the Corporation in respect of such participant instead of issuing Subordinate Voting Shares from treasury (the “Market Alternative”).

Pursuant to the Treasury Alternative, the Corporation will issue from treasury to each participant, each calendar quarter, Subordinate Voting Shares having a value equal to the aggregate amount contributed to the Share Purchase Plan by the participant and the Corporation in respect of such participant based on the Market Price (as hereinafter defined) of the Subordinate Voting Shares.  Such Subordinate Voting Shares will be delivered to the participant twelve months following the date of the issue thereof.  Pursuant to the Market Alternative, the Corporation will issue from treasury and release to each participant, at the end of each calendar quarter, Subordinate Voting Shares having a value equal to the amount contributed to the Share Purchase Plan by the participant based on the Market Price of the Subordinate Voting Shares.  The Corporation will pay the contributions which it makes on behalf of participants throughout the calendar year into a trust set up specifically for the Share Purchase Plan.  The trustee will purchase Subordinate Voting Shares on the open market throughout the calendar year and will allocate and distribute such Subordinate Voting Shares to the participants at the end of the calendar year in accordance with the terms of the Share Incentive Plan.  The Market Price is the simple average of the high and low trading prices of the Subordinate Voting Shares on the Toronto Stock Exchange (the “TSX”) or such other stock exchange or over-the-counter market on which the Subordinate Voting Shares are then listed or quoted, as the case may be, for the five prior consecutive trading days ending three trading days immediately prior to the date the Subordinate Voting Shares are issued to a participant.

An aggregate of 10,282 Subordinate Voting Shares were issued by the Corporation under the Share Purchase Plan during the year ended December 31, 2003.  A maximum of 660,000 Subordinate Voting Shares may be issued and, as of May 5, 2004, an aggregate of 328,342 Subordinate Voting Shares remain available for issue under the Share Purchase Plan.

Share Bonus Plan

The share bonus plan comprising part of the Share Incentive Plan (the “Share Bonus Plan”) permits Subordinate Voting Shares to be issued as a discretionary bonus to eligible employees and directors of the Corporation and designated affiliates thereof.

During the financial year ended December 31, 2003, the Corporation issued an aggregate of 2,500 Subordinate Voting Shares to an employee of the Corporation pursuant to the Share Bonus Plan.  A maximum of 500,000 Subordinate Voting Shares may be issued and, as at May 5, 2004, an aggregate of 428,000 Subordinate Voting Shares remain available for issue under the Share Bonus Plan.

Share Option Plan

Under the share option plan comprising part of the Share Incentive Plan (the “Share Option Plan”), options (“Options”) to purchase Subordinate Voting Shares may be granted to eligible employees and directors (the “Optionees”) of the Corporation and designated affiliates thereof.  The exercise price per Subordinate Voting Share may not be less than the closing price of the Subordinate Voting Shares on the TSX on the last trading day immediately preceding the day the Option is granted.  Each Option is for a term of ten years and becomes exercisable as to 33 1/3% of the Subordinate Voting Shares subject to it, on a cumulative basis, at the end of each of the first, second and third years following the date of grant.  If there is a take-over bid or issuer bid (within the meaning of the Securities Act (Ontario)) or if the Subordinate Voting Shares become convertible into Common Shares as a result of a take-over bid being made for the Common Shares, all Options outstanding may be permitted by the directors of the Corporation, in accordance with the Share Incentive Plan, to become immediately exercisable in order to permit Subordinate Voting Shares or Common Shares, as the case may be, issuable under such Options to be tendered to such take-over bid or issuer bid.

The Share Option Plan also provides for share appreciation rights.  At the option of the Corporation, the Corporation may elect to allow an Optionee to, rather than exercise any Option which such Optionee is entitled to exercise under the Share Option Plan, terminate such Option, in whole or in part, and, in lieu of receiving Subordinate Voting Shares to which the terminated Option relates, (a) receive that number of Subordinate Voting Shares, disregarding fractions, which, when multiplied by the fair value of the

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Subordinate Voting Shares (which shall be the weighted average price for the Subordinate Voting Shares on the TSX for the five trading days immediately preceding the date of termination of such Option) to which the terminated Option relates, has a total value equal to the product of the number of such Subordinate Voting Shares multiplied by the difference between the fair value and the exercise price of the terminated Option, less any amount required to be withheld on account of income taxes; or (b) receive cash equal to the product of the number of Subordinate Voting Shares to which the Option so terminated relates multiplied by the difference between the fair value and the exercise price of the terminated Option, less any amount required to be withheld on account of income taxes.

The maximum number of Subordinate Voting Shares which may be reserved for issuance to insiders at any time upon the exercise of Options is limited to 10% of the total number of Subordinate Voting Shares then outstanding. The maximum number of Subordinate Voting Shares reserved for issuance to any one person upon the exercise of Options is limited to 5% of the total number of Subordinate Voting Shares then outstanding.

A maximum of 4,000,000 Subordinate Voting Shares may be issued under the Share Option Plan.  As of May 5, 2004, 1,017,732 Subordinate Voting Shares have been issued on the exercise of Options, Options to purchase an aggregate of 2,146,583 Subordinate Voting Shares are currently outstanding and an aggregate of 835,685 Subordinate Voting Shares remain available for the grant of Options under the Share Option Plan.

No Options were granted to each of the Named Executive Officers under the Share Option Plan during the financial year ended December 31, 2003.

The following table sets forth details of all exercises of Options during the financial year ended December 31, 2003 by each of the Named Executive Officers and the value as of December 31, 2003 of unexercised Options held by the Named Executive Officers on an aggregate basis:

Financial Year-End Option Values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($) (1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($) (2) Exercisable/ Unexercisable
Ned Goodman	0	0	334,000 / 0	1,634,375 / 0
Garth A.C. MacRae	0	0	165,000 / 0	528,000 / 0
Donald K. Charter	0	0	235,000 / 0	452,625 / 0
David Goodman	0	0	140,000 / 0	138,250 / 0
Joanne Ferstman	0	0	83,333 / 16,667	310,000 / 155,000

(1)

The aggregate value realized is calculated by determining the difference between the closing price of the Subordinate Voting Shares on the TSX on the date of exercise and the exercise price of the Options.

(2)

The value of unexercised in-the-money Options is calculated using the closing price of the Subordinate Voting Shares on the TSX on December 31, 2003 of $22.45, less the exercise price of in-the-money Options.

(3)

In addition to the Options granted pursuant to the Share Incentive Plan, Mr. Goodman was granted an option to purchase 166,935 Common Shares at a price of $31.50 until June 8, 2007 in connection with the Executive Benefit Plan of the Corporation.  See “Dundee Bancorp Executive Benefit Plan”.

(4)

Based on the closing price of the Subordinate Voting Shares on the TSX on December 31, 2003 of $22.45, all 957,333 vested Options were in-the-money.

No Options were exercised by the Named Executive Officers during the financial year ended December 31, 2003.

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Retirement Arrangements

The compensation committee of the directors of the Corporation (“the “Compensation Committee”) and the directors of the Corporation have approved the establishment of special retirement plans (the “Dundee Bancorp Supplementary Executive Retirement Plan”) for each of Messrs. Ned Goodman and Don Charter.  The Dundee Bancorp Supplementary Executive Retirement Plan is in the process of being finalized.  The pension is intended to supplement the maximum pension prescribed by the Income Tax Act (Canada) if, as and when applicable.  The expected annual retirement benefits for each of Messrs. Ned Goodman and Don Charter are $300,000 and $150,000, respectively.  Obligations in respect of such arrangements are unfunded and may be allocated to Dundee Wealth and/or DWM Inc., a subsidiary of Dundee Wealth.  Mr. MacRae, formerly the Vice Chairman of the Corporation, retired on March 22, 2004.  Mr. MacRae will be paid by the Corporation an annual retirement allowance of $300,000 until March 31, 2007 and $50,000 annually thereafter.

Deferred Share Unit Plan

The purpose of the deferred share unit plan of the Corporation (“DSU Plan”) is to significantly strengthen the link between the interests of eligible directors, officers and employees of the Corporation and affiliates thereof (the “Participants”) and the interests of the shareholders of the Corporation by providing Participants with long-term incentive tied to the long-term performance of the Subordinate Voting Shares.  The DSU Plan will be administered by the Compensation Committee.  Under the DSU Plan, a Participant may be granted, on an annual or more frequent basis, deferred share units (the “Units”) in such number and effective as of such date as the Compensation Committee shall specify and based on certain criteria determined by the Compensation Committee including services performed or to be performed by the Participant. In addition, the Compensation Committee may, in its sole discretion, impose certain conditions on the grant of Units which would have to be met for the Participant to be entitled to receive payment in respect of the Units granted.  The Units are credited to an account maintained for the Participant by the Corporation or its affiliates, as specified by the Compensation Committee, and are subject to adjustment for dividends and normal anti-dilution events including the subdivision, consolidation or reclassification of the outstanding Subordinate Voting Shares.

A Participant is only entitled to payment in respect of the Units granted to him or her when the Participant ceases to be employed by the Corporation or an affiliate thereof for any reason and the Participant is not a director of the Corporation or an affiliate thereof.  Upon termination, the Participant (or the legal representative of such Participant’s estate) may irrevocably elect the date as of which the value of his or her Units shall be determined and paid (the “Entitlement Date”) based on certain criteria set out in the Plan.  The value of the Units in respect of a Participant at the Entitlement Date (the “Redemption Value”) will be the product of (i) the number of Units credited to the Participant’s account and (ii) the market value of a Subordinate Voting Share on the TSX as at the Entitlement Date.  The Redemption Value shall, as specified by the Compensation Committee in its sole discretion, after deduction of any applicable taxes and other required source deductions, be satisfied and paid to the Participant (or the legal representative of such Participant’s estate) in its entirety or as a combination of (i) a conversion into and issuance from treasury of Subordinate Voting Shares; (ii) a cash payment; or (iii) Subordinate Voting Shares acquired in the open market.

The maximum number of Subordinate Voting Shares that may be issued from treasury is 500,000.  For the year ended December 31, 2003, 58,866 Units have been granted under the DSU Plan.  As of May 5, 2004, 64,217 Units have been granted under the DSU Plan.

Executive Benefit Plan

The Corporation has an Executive Benefit Plan in which certain executive officers are eligible to participate.  The Executive Benefit Plan is funded by the Corporation and uses contributions made by the Corporation to purchase previously issued Shares.  The Executive Benefit Plan is administered by the compensation committee of the directors of the Corporation, which determines the timing and terms of any awards granted to participants under the Executive Benefit Plan.  An option to purchase 166,935

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Common Shares at a price of $31.50 until June 8, 2007 has been granted pursuant to the Executive Benefit Plan.

Composition of the Compensation Committee

The members of the Compensation Committee are Harold (Sonny) Gordon, Normand Beauchamp and Harry Steele. No member of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the financial year ended December 31, 2003, or formerly an officer or employee of the Corporation or any of its subsidiaries.

The Compensation Committee has, as part of its mandate, primary responsibility for determining compensation arrangements, including salary, bonus and incentive arrangements of certain officers of the Corporation.  The Compensation Committee also evaluates the performance of the Corporation’s executive officers and reviews the design and competitiveness of the Corporation’s incentive plans.  In addition, the Compensation Committee reviews the adequacy of the compensation of the directors of the Corporation, including the Chairman of each of the committees of the directors of the Corporation, to ensure that their compensation realistically reflects the responsibilities and risks involved in being an effective director of the Corporation.

Compensation Committee Report on Executive Compensation

Executive Compensation Program

The executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term.  Compensation for the Named Executive Officers, as well as for other senior executive officers, consists of a combination of base salary, annual incentive compensation and long-term incentive compensation.  These components are reviewed in more detail below.  Together, these components of the executive compensation program form a comprehensive strategy for achieving the following objectives with respect to the Corporation’s executive officers, including the Named Executive Officers: (i) to attract and retain highly qualified management; (ii) to motivate performance by linking incentive compensation to the achievement of business objectives, financial performance and individual performance; (iii) to link the interests of senior management and executives with those of the shareholders of the Corporation; and (iv) to encourage retention of key senior executives for the succession of management of the Corporation.

In reviewing and approving the compensation of the Chief Executive Officer and certain other senior executive officers of the Corporation in respect of the financial year ended December 31, 2003, the Compensation Committee (i) received and reviewed recommendations from the Chief Executive Officer of the Corporation, (ii) reviewed the corporate achievements of the Corporation and its major subsidiary, Dundee Wealth, including the acquisition of Dundee Realty Corporation by the Corporation and the creation of Dundee REIT, certain acquisitions completed by Dundee Wealth and certain strategic transactions involving the Corporation or Dundee Wealth undertaken during the financial year ended December 31, 2003, (iii) reviewed the individual contribution by the Chief Executive Officer and such other senior executive officers, (iv) reviewed compensation practices of other public companies in the wealth management business including financial planning companies, investment management companies and insurance companies, (v) reviewed certain compensation reports or corporate governance reports commenting on executive compensation, and (vi) discussed executive compensation with the Chairman of the compensation committee of the directors of Dundee Wealth as a result of the fact that the Chief Executive Officer and all of the other Named Executive Officers also provide services to Dundee Wealth and its subsidiaries.  The compensation of the Named Executive Officers in respect of 2003 was comprised of base salary, cash annual incentive compensation and long term incentive compensation.

Base Salary

The Compensation Committee determines the base salaries and annual incentive compensation of the executive officers of the Corporation taking into consideration the recommendation of the President and Chief Executive Officer of the Corporation, the position and responsibilities of the executive officers, the

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past, current and potential contribution to the success of the Corporation by the executive officers and competitive industry pay practices for comparable positions at similar corporations within similar industries and of a comparable size, thereby enabling the Corporation to compete for and retain executives critical to the Corporation’s long term success.  In its review of these factors, the Compensation Committee approved the increase of the salaries of each of the Named Executive Officers in respect of 2003 as set out under “Executive Compensation - Summary Table Consolidating Compensation of Dundee Bancorp and Dundee Wealth”.

Annual Incentive Compensation

Incentive compensation is tied to corporate and individual performance.  The Chief Executive Officer of the Corporation presents recommendations to the Compensation Committee with respect to the eligible executive officers.  The Compensation Committee approves the annual incentive cash compensation for executive officers of the Corporation and reports the amounts to the directors of the Corporation for the approval thereof.  At the recommendation of the Compensation Committee and with the approval of the directors of the Corporation, the Corporation established the DSU Plan in 2002 to, among other things, permit eligible participants to receive a portion of their compensation in deferred share units.  In order to encourage retention of each of the Named Executive Officers, one-third of the total cash annual incentive compensation payable to each of the Named Executive Officer in respect of 2003 is payable on January 1, 2007 in cash or Units under the DSU Plan provided that such Named Executive Officer remains an employee of the Corporation or its affiliates until such date.

Long Term Incentive Compensation

Share ownership opportunities, provided through the Share Incentive Plan, align the interests of executive officers with the longer term interests of the shareholders of the Corporation.  Each of the components of the Share Incentive Plan being the Share Purchase Plan, the Share Option Plan and the Share Bonus Plan, is designed to give individuals an interest in preserving and maximizing shareholder value in the long term, to enable the Corporation to attract and retain individuals with experience and ability and to reward individuals for current performance and expected future performance.  Executive officers are eligible to participate in the Share Incentive Plan on the same basis as all other employees of the Corporation.  See “Share Incentive Plan” for a description of the Share Incentive Plan and each of its components.

The Compensation Committee reviews annually the eligibility and participation criteria in connection with the Share Purchase Plan and the recommendations of management of the Corporation. The Compensation Committee approves annually whether the Share Purchase Plan is renewed and, if so, the terms of such renewal.

In determining the number of Subordinate Voting Shares subject to Option granted under the Share Option Plan, the Compensation Committee gives consideration to, among other things, the individual’s former, current and potential contribution to the success of the Corporation, the relative position of the individual, the years of service of the individual and the exercise price and the aggregate number of Options that would be held by the individual after the grant under consideration is made.  The exercise price of Options that have been granted has been set at 100% of the market value of the Subordinate Voting Shares when the Options are granted.  Although previously Options have been granted with a term of ten years and vested over a period of 33.3% of the term of the Options, commencing in 2003, the Corporation and the Compensation Committee determined that future Options granted pursuant to the Share Incentive Plan will become exerciseable as to 20% of the Subordinate Voting Shares subject to such Options on each of the first, second, third, fourth and fifth anniversaries of the date of the grant and have a term of five years and six months.

No Options were granted by the Compensation Committee to the Chief Executive Officer or to the other Named Executive Officers of the Corporation pursuant to the Share Option Plan during 2003.  Options were granted to certain of the senior executive officers of the Corporation and the Named Executive Officers pursuant to the Share Option Plan during 2004.  See "Share Incentive Plan” for details with respect to outstanding Options and "Executive Compensation - Summary Compensation Table" for information on Option grants to Named Executive Officers.

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Compensation of Chief Executive Officer

Mr. Ned Goodman, the Chief Executive Officer of the Corporation, is the principal shareholder of the Corporation.  See “Voting Securities and the Principal Holders Thereof”.  The components of the total compensation of Mr. Goodman and the manner in which they are reviewed and evaluated by the Compensation Committee are similar to those for other executive officers of the Corporation and are discussed above.  Mr. Goodman receives a base salary and annual incentive compensation, if any, based on the performance of the Corporation and individual performance.  Mr. Goodman is also the Chief Executive Officer of Dundee Wealth, a subsidiary of the Corporation, and, accordingly, also provides services to Dundee Wealth and its subsidiaries.  The review of Mr. Goodman’s performance generally also includes strategy, management development and financial performance of the Corporation and Dundee Wealth.

Mr. Goodman’s total base salary for the financial year ended December 31, 2003 was $850,000 of which $250,000 was paid by the Corporation and a subsidiary thereof and $600,000 was paid by Dundee Wealth.  The cash annual incentive compensation for the financial year ended December 31, 2003 paid to Mr. Goodman was $2,700,000 of which $1,700,000 was paid by the Corporation and $1,000,000 was paid by Dundee Wealth.  In addition, Mr. Goodman has been granted additional cash annual incentive compensation of $1,350,000 payable on January 1, 2007 in cash or Units under the DSU Plan, provided that Mr. Goodman remains an employee of the Corporation or an affiliate thereof, of which $675,000 is payable by the Corporation and $675,000 is payable by Dundee Wealth.  Mr. Goodman was not awarded any securities pursuant to any of the incentive plans of the Corporation or Dundee Wealth in the financial years ended December 31, 2003, 2002 or 2001.  Mr. Goodman was granted Options to purchase 300,000 Subordinate Voting Shares in 2004 exercisable as to 20% thereof over a period of five years at a price of $27.51.  Mr. Goodman was also granted options to purchase common shares of Dundee Wealth.  See the Dundee Wealth Circular.

The foregoing report as at May 5, 2004 was submitted by the Compensation Committee, which is comprised of Harold (Sonny) Gordon, Normand Beauchamp and Harry R. Steele.

Indebtedness of Directors, Executive Officers and Senior Officers

The aggregate indebtedness, excluding routine indebtedness (as defined in the Regulation), outstanding to the Corporation or any of its subsidiaries by all officers, directors, employees and former officers, directors and employees of the Corporation or any of its subsidiaries as of April 30, 2004 was (i) $1,426,103 entered into in connection with the purchase of securities of the Corporation or any of its subsidiaries, and (ii) $5,167,161 otherwise owed to the Corporation or any of its subsidiaries.  The following table sets forth details of the aggregate indebtedness in the amount of $935,053 which was incurred in connection with purchases of securities of the Corporation or any of its subsidiaries outstanding to the Corporation and its subsidiaries, by each person who was, at April 30, 2004 or at any time during the financial year ended December 31, 2003, a director, executive officer, senior officer, proposed nominee for election as a director of the Corporation and each associate of any such director, officer or proposed nominee, during the year ended December 31, 2003 and at April 30, 2004:

Indebtedness of Directors, Executive Officers and Senior Officers

under Securities Purchase Programs

Name, Principal Position and Municipality of Residence (1)	Loan From	Largest Amount Outstanding During the Year ($)	Amount Outstanding as at April 30, 2004 ($)	Financially Assisted Securities Purchases During 2003 (#)	Security for Indebtedness
Donald K. Charter Toronto, Ontario	Loan from the Corporation	$200,200 (3) $280,600 (4)	$200,200 $280,600	- -	14,300 (2) 20,000 (2)

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Garth MacRae Toronto, Ontario	Loan from the Corporation	$280,600 (4)	$280,600	-	20,000 (2)
Joanne Ferstman Toronto, Ontario	Loan from the Corporation	$103,503 (4) $ 70,150 (4)	$103,503 $70,150	- -	3,802 (2) 5,000 (2)

(1)

The principal positions of Messrs. Charter, MacRae and Ms. Ferstman are set forth in the “Summary Compensation Table” above.

(2)

Securities pledged as security for the indebtedness are Subordinate Voting Shares.  As additional security for the $103,503 loan to Ms. Ferstman, Ms. Ferstman has also pledged 5,704 common shares and 5,704 warrants of Dundee Wealth.

(3)

In connection with the employment of Mr. Charter as an Executive Vice President of the Corporation, the Corporation agreed to provide Mr. Charter with a loan in the amount of $200,200 to purchase 14,300 Subordinate Voting Shares at $14.00 per share.  The loan is non-interest bearing, secured by a pledge of the 14,300 Subordinate Voting Shares acquired and is repayable out of the proceeds of the sale of the 14,300 Subordinate Voting Shares.  If, after default, all or a portion of the loan is forgiven or settled for an amount that is less than the amount of the loan, the Corporation is required to pay to Mr. Charter an amount equal, on an after-tax basis, to any taxes payable by Mr. Charter in respect of such forgiveness or settlement.

(4)

In connection with these loans, the Corporation and each of the borrowers have entered into a promissory note and a share pledge agreement each dated March 31, 2000 (December 9, 1999 in respect of the $103,503 loan to Ms. Ferstman).  Each of the loans is non-interest bearing until default, at which time the entire principal amount becomes due and payable and bears interest at a rate equal to the prime rate of interest charged by a Canadian chartered bank.  The loans must be repaid within five business days after March 31, 2010 (December 9, 2009 in respect of the $103,503 loan to Ms. Ferstman), provided that earlier repayment may be required by the resignation or termination of the employment of the borrower with the Corporation or an affiliate thereof.  The Corporation may extend the repayment date.  Each of the borrowers used the proceeds of their respective loan to purchase the number of Subordinate Voting Shares set forth above and has pledged such Subordinate Voting Shares as security for the loan (other than in respect of the $103,503 loan to Ms. Ferstman).  Each of the borrowers is permitted to dispose of securities pledged as security for the loan in certain circumstances and upon the repayment of all or a portion of the loan.  If, after default or in certain other circumstances, the after-tax sale proceeds of the pledged securities are insufficient to permit full repayment of the loan, the Corporation is required to pay to the borrower an amount equal, on an after-tax basis, to the unpaid balance of the loan and the borrower is required to repay that balance.  Each of the borrowers is entitled to set off any amount owing to the Corporation against any amounts which the borrower may be owed by the Corporation.  The sole recourse of the Corporation in respect of each of the loans is to the securities pledged as security for such loan.

COMPENSATION OF DIRECTORS

The Corporation pays directors’ fees of $25,000 per annum plus $1,000 per meeting of the directors or a committee thereof attended by each of its directors.  In addition, the Chairman of the Corporation is entitled to an annual retainer of $250,000 in respect of the financial year ended December 31, 2003, all  of which he receives in Units under the DSU Plan and Subordinate Voting Shares and an annual travel allowance of $12,000.  The Chairman of the Corporation was paid a fee by Dundee Wealth of 50,000 units granted under the Dundee Wealth deferred share unit plan for introducing and assisting Dundee Wealth in the completion of a significant acquisition.  Under the Share Purchase Plan of the Corporation, the Chairman of the Corporation is entitled to contribute up to $20,000 annually of which such amount is matched by the Corporation.  An aggregate of 2,315 Subordinate Voting Shares were issued by the Corporation under the Share Purchase Plan to the Chairman during the year ended December 31, 2003.  The chairman of each of the corporate governance and compensation committees of the directors of the Corporation receive an additional $5,000 per annum.  The chairman of the audit committee of the directors of the Corporation receives an additional $10,000 per annum.  All directors of the Corporation are reimbursed for their expenses and travel incurred in connection with attending directors’ meetings.  In addition, the Chairman of the Corporation is paid a travel allowance of $12,000 on a quarterly basis.  All of the directors are eligible to participate in certain components of the Share Incentive Plan and have the option of receiving their fees in Units of the DSU Plan.  The directors’ fees are reviewed periodically and may be changed from time to time.

During the financial year ended December 31, 2003, the Corporation paid an aggregate of $350,000 in directors’ fees to the directors of the Corporation not including the Chairman’s fee.  As of the date hereof, nine of the ten directors of the Corporation have chosen to receive all or substantially all of their directors’ fees in Units under the DSU Plan.

SHAREHOLDER RETURN PERFORMANCE GRAPH

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The following graph compares the yearly percentage change in the cumulative total shareholder return on the Subordinate Voting Shares (“SUB VTG”) and Common Shares (“COMMON”), for the last ten financial years, with the cumulative total return of the S&P/TSX Composite Index (“S&P/TSX”), assuming an investment of $100 on December 31, 1998 and assuming dividend reinvestment.  The Corporation has not paid dividends on the Subordinate Voting Shares or the Common Shares since 1991.  The Corporation has, however, since 1993 purchased for cancellation an aggregate of 10,789,559 Subordinate Voting Shares and Common Shares at an average price of $13.74 per Share.

The Common Shares were delisted from the TSX on January 31, 2000.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed in this Management Proxy Circular or previously disclosed in an information circular of the Corporation, the only transactions entered into since January 1, 2003 or proposed to be entered into by the Corporation involving an insider, officer or director of the Corporation, a proposed nominee for election as a director of the Corporation or any associate or affiliate of any such persons or companies which has materially affected or would materially affect the Corporation or any subsidiary of the foregoing are the following:

1.

The Corporation purchased an aggregate of 12,903,226 common shares of Dundee Wealth under Dundee Wealth’s prospectus dated December 10, 2003 at the offering price of $7.75 per share.

2.

The Corporation made available a total of $190 million in bridge financing to Dundee Wealth pursuant to two credit facilities which were entered into to provide financing for Dundee Wealth’s acquisition of Cartier Partners Financial Group Inc. on December 30, 2003, if required.  The first facility was a one-year $100 million credit facility on normal commercial terms and reflected the terms of a $100 million credit facility the Corporation arranged with a Canadian chartered bank for this purpose.  The second facility was a $90 million six-month convertible loan.  This facility had the same rate of interest as the $100 million facility but would be repaid in common shares of Dundee Wealth.  Dundee Wealth ultimately did not require and did not draw down funds under the facilities, which terminated on January 15, 2004.  Dundee Wealth paid the Corporation a cash fee of $950,000 and also paid the $500,000 fee payable by the Corporation to the bank in consideration of such facilities being made available.  In addition, Dundee Wealth granted the Corporation common share purchase warrants entitling the Corporation to purchase, subject to adjustments, 1,800,000 common shares of Dundee Wealth at a price of $7.75 per share.  These common share purchase warrants expire at 5:00 p.m. (Toronto time) on December 9, 2006.  In accordance with the requirements of the Toronto Stock Exchange, such warrants have been granted subject to, and will be exercisable following, approval of the grant by the holders of a majority of the voting shares of Dundee Wealth excluding any votes cast by, or on behalf of, the Corporation and its associates and affiliates at the annual and special meeting of the shareholders of Dundee Wealth to be held on June 24, 2004.

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3.

On June 30, 2003 the Corporation acquired an 85% indirect interest in Dundee Realty Corporation (“DRC”) through its investment in DRC Holding Corporation (“Holding”).  On that date, DRC obtained an approximate 43% indirect interest in Dundee Real Estate Investment Trust (“Dundee REIT”) upon the conveyance of certain DRC assets to Dundee REIT (the “Dundee REIT Transaction”).  DRC also retained certain assets.  The Corporation held an approximate 43% interest in DRC, at that time a public company, prior to the Dundee REIT Transaction.

The Corporation made a loan of $24.4 million to Holding on June 30, 2003 in connection with the Dundee REIT transaction.  The loan is a demand loan secured by the assets of Holding at the interest rate of a Canadian chartered bank's prime lending rate plus 1%. As of December 31, 2003 the outstanding amount of the loan was $24.4 million.  DRC and Holding were amalgamated on December 31, 2003.

4.

On April 19, 2004 the Corporation acquired 4,625,000 common shares and an option to acquire an additional 2,500,000 common shares of Dundee Precious Metals Inc. (“DPM”) from its 67% subsidiary, Dundee Wealth, for cash consideration of $27.8 million.  Dundee Wealth received such shares and option as consideration for the termination of the investment management agreement contract between a subsidiary of Dundee Wealth and DPM, upon DPM transforming itself from a closed-end investment company into an operating gold mining company.  Following the transaction and the exercise of the option, the Corporation and its affiliates hold approximately 21.2% of the outstanding common shares of DPM.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation’s statement of corporate governance practices is included in the Corporation’s annual report for the financial year ended December 31, 2003.

BUSINESS OF THE MEETING

PRESENTATION OF FINANCIAL STATEMENTS

The audited consolidated financial statements for the financial year ended December 31, 2003 and the auditor's report thereon will be placed before the Meeting.  The consolidated financial statements are included in the Corporation’s annual report for the financial year ended December 31, 2003 which is included with this Management Proxy Circular.

ELECTION OF DIRECTORS

The following table provides the name of each person nominated by management of the Corporation for election as a director of the Corporation, their municipality of residence, all positions and offices with the Corporation now held by such person, each such person’s principal occupation, the year in which the person first became a director of the Corporation and the number of securities of the Corporation which are beneficially owned by each such person, directly or indirectly, or over which each such person exercises control or direction as of May 5, 2004:

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Director – 2003 Meeting Participation	Director Since	Committees 2003	Holdings
Normand Beauchamp Montreal, Quebec President of Capital NDSL Inc., an investment company. Also a director of Astral Media Inc., Chemins de fer du Québec, Lipso Systems Inc., PROADN Diagnostics and Concordia University. Mr. Beauchamp participated in 12 of the 14 directors’ meetings held and 9 of the 9 respective Committee meetings held.	1991	Audit	Subordinate Voting	10,000
		Compensation	Common	0
			Options	40,000
			Deferred Share Units	2,774
Paul A. Carroll, Q.C. Toronto, Ontario President of Carnarvon Capital Corporation, a corporate advisory company. Also President and Chief Executive Officer of Diadem Resources Ltd. Mr. Carroll participated in 14 of the 14 directors’ meetings held.	1991	None	Subordinate Voting Common Options Deferred Share Units	33,400 0 27,250 2,192
Jonathan Goodman (2) Toronto, Ontario President and Chief Executive Officer of Dundee Precious Metals Inc. Also a director of Breakwater Resources Ltd., Diagem International Resources Corp., Dundee Resources Limited, Eurogas Corporation, Major Drilling Group International Inc., Miramar Mining Corporation, Odyssey Resources Ltd. and Woodruff Capital Management Inc. Mr. Goodman participated in 10 of the 14 directors’ meetings held.	1996	None	Subordinate Voting Common Options Deferred Share Units	34,693 0 220,000 1,939

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Ned Goodman (3) Innisfil, Ontario and Saint-Sauveur, Québec President and Chief Executive Officer, Dundee Bancorp Inc., Chairman, President and Chief Executive Officer of Dundee Wealth and DWM Inc., and Chairman of Goodman & Company, Investment Counsel Ltd. Also Chairman Emeritus of the Canadian Council of Christians and Jews and a Governor of Junior Achievement of Canada, a director of Dundee Precious Metals Inc., Eurogas Corporation, and Chairman of the Board of Trustees of Dundee REIT. Mr. Goodman participated in 12 of the 14 directors’ meetings held.	1991	None	Subordinate Voting Common Options Deferred Share Units	873,738 711,627 559,000 10,949
Harold P. Gordon, Q.C. Sunny Isles, Florida Chairman, Dundee Bancorp Inc. Also a director of Alliance Atlantis Communications Inc., Transcontinental Ltd., Dorel Industries Inc., Trinity Time Investments Limited and Sonomax Hearing Health Care Inc. and the Chairman and a director of the Sauvé Scholars Foundation. Mr. Gordon participated in 14 of the 14 directors’ meetings held and 7 of the 7 respective Committee meetings held.	2000	Compensation, Chair Corporate Governance	Subordinate Voting Common Options Deferred Share Units	5,009 0 75,000 27,290
Dr. Frederick H. Lowy Montreal, Quebec Rector and Vice Chancellor of Concordia University. Also has served as Dean of the Faculty of Medicine at the University of Toronto. Also is a former director of the Montreal Board of Trade, Centraide (The United Way) and the National Ballet of Canada as well as a past trustee of several Toronto hospitals and the Ontario Cancer Institute. Dr. Lowy participated in 9 of the 14 directors’ meetings held and in 2 of the Corporate Governance Committee meetings held.	1999	Corporate Governance, Chair	Subordinate Voting	3,200
			Common	0
			Options	40,000
			Deferred Share Units	2,217

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Garth MacRae Toronto, Ontario Also a director of Breakwater Resources Ltd., ChondroGene Limited, Dimethaid Research Inc., Dundee Precious Metals Inc., Dundee Wealth Management Inc., Eurogas Corporation, Torque Energy Inc., Great Plains Exploration Inc. and a governor of Goodman & Company, Investment Counsel Ltd. Mr. MacRae participated in 12 of the 14 directors’ meetings held.	1991	None	Subordinate Voting Common Options Deferred Share Units	181,957 291 155,000 12,009
Robert McLeish, CFA Toronto, Ontario Consultant with over 34 years of experience in the investment business. Has been a member of various committees of The Toronto Stock Exchange, including the Conflicts of Interest Committee and is currently also a director of Dundee Wealth Management Inc., Airboss of America Corp., Welton Energy Corporation, a number of private corporations and the Juvenile Diabetes Research Foundation. Mr. McLeish participated in 14 of the 14 directors’ meetings held and 4 of the 4 Audit Committee meetings held.	2002	Audit	Subordinate Voting Common Options Deferred Share Units	3,000 0 45,000 2,275
K. Barry Sparks Toronto, Ontario President of Torvan Capital Group Inc., a corporate advisory and management company. Also President and a director of Cencotech Inc., Vice Chairman and a director of VR Interactive Corporation and a director of Ridgeway Petroleum Corp. and SCS Solars Computing Systems Inc. Mr. Sparks participated in 12 of the 14 directors’ meetings held and 4 of the 4 Audit Committee meetings held.	1993	Audit, Chair	Subordinate Voting Common Options Deferred Share Units	13,344 0 15,000 0
Harry R. Steele Dartmouth, Nova Scotia Chairman of Newfoundland Capital Corporation Limited, a publicly-traded company which operates over 61 radio licences across Canada. Also a director of Hollinger Canadian Newspapers G.P. Inc. Mr. Steele participated in 14 of the 14 directors’ meetings held and 7 of the 7 respective Committee meetings held.	1991	Compensation Corporate Governance	Subordinate Voting Common Options Deferred Share Units	10,000 0 40,000 2,738

(1)

Information with respect to the class and number of Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of the Corporation, has been provided by the respective nominees.

(2)

Director and a principal shareholder of Jodamada Corporation.  See “Voting Securities and Principal Holders Thereof”.

(3)

See “Voting Securities and Principal Holders Thereof”.

The Corporation is required to have an audit committee of the directors of the Corporation and also has a compensation committee and a corporate governance committee of the directors of the Corporation.  The Corporation does not have an executive committee of the directors of the Corporation.

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During the past five years, all of the individuals noted above have held their present principal occupation, or other executive offices with the same company or its predecessors or affiliates, except for: Mr. Beauchamp who, prior to January 2000, was President and Chief Executive Officer, Radiomutuel Inc., a communications company; Mr. Carroll who, prior to February 2003, was Counsel to Gowling Lafleur Henderson LLP, law firm and, prior to May 1999, was Chairman and Chief Executive Officer, World Wide Minerals Ltd., a mining company; Mr. Gordon who, prior to June 2002, was Vice Chairman, Hasbro Inc., a toy company; and Mr. K. Barry Sparks who, prior to August 2002, was also Chairman, Hawk Capital Corporation, corporate advisory and management company.  Mr. Beauchamp is a director of CINAR Corporation, a company which is, among other things, the subject of a cease trade order.  Mr. Carroll was a director of United Keno Hill Mines Ltd., a company that sought protection under the Companies Creditors Arrangement Act (Canada).  Mr. Steele was a director of Canada 3000 Inc. between May 16, 2000 and November 10, 2001, a company that sought protection under the Companies Creditors Arrangement Act (Canada) on November 11, 2001.

The directors of the Corporation passed a resolution on April 17, 2002 fixing the number of directors of the Corporation at ten.  Each of the foregoing nominees has served as a director of the Corporation and held the office shown since the last annual meeting of the shareholders of the Corporation.

The persons named in the enclosed form of proxy which accompanies this Management Proxy Circular intend to vote FOR the election of the ten nominees listed above as directors of the Corporation unless the shareholder of the Corporation has specified in the form of proxy that the Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Management of the Corporation does not contemplate that any of the nominees will be unable to serve as a director of the Corporation, but if that should occur for any reason prior to the Meeting or any adjournment thereof, the persons named in the enclosed form of proxy have the right to vote for another nominee in their discretion.  Each director elected will hold office until the next annual meeting of the shareholders of the Corporation unless his office is earlier vacated or until his successor is elected in accordance with the by-laws of the Corporation.

APPOINTMENT OF AUDITOR

The directors of the Corporation recommend, on the advice of the audit committee of the directors of the Corporation, that Ernst & Young LLP, Chartered Accountants, be re-appointed as the auditor of the Corporation.

The persons named in the form of proxy which accompanies this Management Proxy Circular intend to vote FOR the appointment of Ernst & Young LLP, Chartered Accountants, as the auditor of the Corporation, to hold office until its successor is appointed and to authorize the directors of the Corporation to fix the remuneration of the auditor, unless the shareholder of the Corporation has specified in the form of proxy that the Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Ernst & Young LLP was initially appointed as the auditor of the Corporation on June 19, 2002. In respect of the audit for the financial year ended December 31, 2003, Ernst & Young LLP were paid approximately $1,108,000 for audit services, $27,000 for tax services and $350,000 for other audit-related services.  During 2003, the board of directors of the Corporation, upon the recommendation of the audit committee, approved a formal policy which provides for the pre-approval, by the chair of the audit committee, of all non-audit services to be performed by the independent auditor of the Corporation.  The audit committee of the directors of the Corporation has considered whether the provision of services other than audit services is compatible with maintaining the auditors’ independence and has determined that the auditor of the Corporation is independent.

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GENERAL INFORMATION

The information contained in this Management Proxy Circular is given as of May 5, 2004, except as otherwise indicated.  The contents of this Management Proxy Circular and the sending thereof to the shareholders of the Corporation have been approved by the directors of the Corporation.

By Order of the Board

Daniella E. Dimitrov

May 5, 2004

Vice President and General Counsel

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